FOR IMMEDIATE RELEASE	OTCBB symbol: RTOH

ORION ETHANOL APPOINTS NEW BOARD MEMBERS

PRATT, KANSAS, October 24, 2006 - Orion Ethanol, LLC, a wholly-owned subsidiary of RTO Holdings, Inc. (OTCBB: RTOH), today announced that the Board of Directors has elected four new board members as of October 23, 2006. They are as follows:

Mr. J.L. (“Butch”) Meibergen, age 50, is the President of Johnston Grain and Johnston Enterprises (Holding Company) and has held such position since 1991. Prior to that, Mr. Meibergen was, starting from 1979, a grain merchandiser for Johnston Grain. Under his leadership, Johnston Grain has developed a premier position in agricultural merchandising in the south-central United States. Mr. Meibergen graduated from Oklahoma State University in 1979 with a BS degree in Agricultural Economics.

Mr. Porter Loomis, age 43, is the Chief Executive Officer of The Peoples Bank of Pratt, Kansas and has held such position since 1999. Prior to that time, Mr. Loomis was an associate with the Prudential Corporate Finance Group in Newark, New Jersey. His responsibilities included the analysis, documentation, and structuring of private debt placements, leveraged buyout transactions, and cash out of leveraged buyout holdings. Mr. Loomis graduated from Carleton College, Northfield, Minnesota, with a BA degree in Economics in 1985 and received an MBA in finance and accounting from Cornell University, Ithaca, New York, in 1987.

Mr. Wallace Stanberry, age 85, has been President of Transpetco Transport Company since 1969. Mr Stanberry is an expert in the CO2 industry, having built and managed a number of CO2 pipelines and enhanced oil recovery projects located in the U.S. Mr. Stanberry has significant experience in the oil & gas industry as both an owner and operator. Mr. Stanberry graduated from Louisiana State University with a degree in Petroleum Engineering in 1949.

Mr. Jerry Nash, age 46, has been a shareholder and director of Orion Ethanol, LLC since its inception. Prior to that, Mr. Nash served as President and CEO of Nash Oil & Gas, Inc., since 1993. With his oil and gas background, Mr. Nash adds a valuable and broad dimension to Orion. Mr. Nash has special interest in logistics and distribution within the energy sector.

Dr. Patrick N. Barker, Chairman of the Board of Orion, said, “We are pleased to announce the service of this distinguished board. Each member along with our new President & CEO brings unique knowledge and experience. This world-class board will enable Orion to develop its competitive advantages as it pursues its goal of becoming the premier ethanol producer in the United States.”

About Orion Ethanol, LLC

Orion Ethanol, through its majority-owned subsidiary Gateway Ethanol, LLC, is currently constructing a 55 million gallon per year dry mill ethanol plant in Pratt, Kansas. The Pratt facility, which is fully funded, is scheduled to begin producing in July of 2007. Each of Orion’s ethanol facilities has been designed by Lurgi PSI, Inc., to be expandable to 110 million gallons per year. In addition to its Pratt, Shattuck, and Enid facilities, Orion has secured land and water rights for three additional ethanol facilities. Orion’s corporate goal is to produce 660 million gallons of ethanol per year by 2010.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on RTO Holdings’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. RTO Holdings, Inc., undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

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For Further Information Contact:

RTO Holdings, Inc. or Orion Ethanol, LLC
Joshua Barker
307 South Main Street
Pratt, Kansas
Tel: (620) 672-2814
www.orionethanol.com

Kathy Hamilton
Investor Relations
Tel: (214) 208-0358